EXHIBIT 99.1

                                                            [TELEWEST LOGO]

EARNINGS RELEASE

--------------------------------------------------------------------------------

                            TELEWEST Q3 RESULTS

November 10, 2005 - London, United Kingdom - Telewest Global, Inc. ("Telewest") (NASDAQ: TLWT) today announces third quarter financial results for 2005.

HIGHLIGHTS

  o  Adjusted EBITDA growth of 16% over Q3 04
  o  Operating income increased 230% over Q3 04
  o  Consumer sales division revenue growth of 5% over Q3 04
  o Triple play penetration increased by 10.6 percentage points over Q3 04 to 35.0%
  o Revenue Generating Units grew by 81,000 in the quarter; RGUs per customer grew from 2.00 at Q3 04 to 2.14 at Q3 05

FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
(UNAUDITED IN (POUND)M)            Q3 2005         Q2 2005 *        Q3 2004
Revenue                              404              381             328
Operating income                      33               48              10
Adjusted EBITDA                      142              158             122
Net income/(loss)                      5               19             (29)
Free cash flow                        50               64              39
--------------------------------------------------------------------------------


OPERATIONAL HIGHLIGHTS
--------------------------------------------------------------------------------
                                   Q3 2005          Q2 2005         Q3 2004
Customer net adds                   11,000           15,000          17,000
Broadband net adds                  67,000           66,000          70,000
RGU net adds                        81,000           89,000          92,000
Triple play percentage              35.0%            32.8%           24.4%
--------------------------------------------------------------------------------

* Includes (pound)16m of Revenue, (pound)20m of Operating income, (pound)20m of Adjusted EBITDA, (pound)22m of Net income, and (pound)22m of Free cash flow resulting from a (pound)16m VAT recovery with related interest of (pound)2m and a (pound)4m rates (local government tax) rebate.

BARRY  ELSON,  ACTING CHIEF  EXECUTIVE  OFFICER OF TELEWEST  GLOBAL,  INC.,
COMMENTED:

"Telewest's  third  quarter  results   demonstrate   strong  financial  and
operational performance. Customer growth continued at our consumer division and ARPU increased to (pound)45.17.

Revenues  at  our  business   division  have  stabilised  in  an  extremely
competitive market and Flextech continues its impressive growth.

Our VOD rollout and broadband speed upgrades are well advanced and we have today given details of our planned launch of DVR and HDTV services. As a result, cable will be the first TV platform in the UK to offer the full range of TV services from free-to-air, basic and premium channels, through to VOD, DVR and HDTV, giving us a real competitive advantage over other platforms.

As can be seen from these results, we have been operating effectively and driving growth. We believe that our performance demonstrates continued strength in both strategy and execution and we are confident that our team will contribute to the success of the combined company on completion of our recently announced proposed merger with NTL Inc."

ENQUIRIES
Richard Williams           Head of investor relations     +44 (0) 20 7299 5479
Vani Gupta                 Investor relations manager     +44 (0) 20 7299 5353
Kirstine Cox               Head of media                  +44 (0) 20 7299 5115

BRUNSWICK
Nick Claydon               UK                             +44 (0) 20 7404 5959
Frank De Maria             US                             +1 212 333 3810

OPERATIONAL REVIEW

CABLE SEGMENT

CONSUMER SALES DIVISION

The consumer sales division had gross customer additions of 89,000 in the quarter, representing an increase of 10,000 both from the previous quarter and from the same quarter last year, resulting from more effective marketing, selling and promotions. There was a net increase of 11,000 customer relationships in the quarter.

As expected, churn at 1.4% was higher than the previous quarter as it continued to be affected by a high level of house movers, including student churn, as well as non-pay churn. Non-pay churn has continued to be impacted as a result of higher acquisition levels in recent periods. Churn has reduced since the end of the quarter and we now expect it to be 1.2% for the fourth quarter.

Household ARPU was (pound)45.17 in the quarter, up from (pound)44.86 in the previous quarter, excluding the second quarter revenue impact of a (pound)16 million VAT recovery. This increase was principally attributable to selective TV price increases and continued growth in triple play penetration, partially offset by declines in broadband and telephony ARPU.

ARPU in the fourth quarter will be impacted by price reductions on our top broadband tier and wireless broadband offerings as a consequence of our broadband speed upgrades.

RGUs per customer grew to 2.14 and triple play penetration grew to 35.0%. This reflects our successful focus on profitable growth and on selling bundled products. Triple play growth over the last few quarters has been stronger than we had planned and as a result we believe we will now achieve our 40% triple play penetration target in 2006 - a year earlier than our previous guidance.

CONSUMER INTERNET

We experienced good growth in the number of broadband subscribers, with 67,000 net additions in the quarter, which was slightly higher than in the previous quarter.

Growth continued to be strongest in our lowest broadband tier. This impacted the mix of broadband subscribers and broadband ARPU, which fell (pound)0.36 to (pound)19.03 as compared to the previous quarter. However, the rate of ARPU decline slowed in the quarter.

Broadband continued to be successful in attracting new customers to Telewest - 37% of broadband installations in the quarter were for customers who were not already existing customers. Multi-service penetration remained high in broadband, with 70% of all broadband internet customers subscribing to the full triple play and 94% subscribing to at least one other product.

In September, we began implementing further broadband speed increases. As at November 10, approximately 60% of broadband customers had been upgraded to the higher speeds. We expect that approximately 80% of broadband customers will be upgraded by the end of the year, with the remainder expected to be upgraded in the first quarter of 2006. These speed upgrades will increase the speed of our lowest tier from 512Kb to 2Mb, the speed of our existing 1Mb to 4Mb and the speeds of our existing 2Mb and 4Mb tiers to 10Mb. These upgrades are at no extra charge to customers and our 4Mb customers will receive a (pound)15 per month price reduction when they migrate to the 10Mb tier.

CONSUMER TELEVISION

The total number of TV subscribers grew by 17,000 in the quarter compared to 11,000 in the previous quarter. This represents the best performance for fifteen quarters, demonstrating the success we are having in driving Pay-TV penetration in a competitive market.

The number of digital TV subscribers rose by 39,000. As a result, 91% of our TV subscribers now take our digital service and we estimate that we will be fully digital by the end of 2006. This will free up significant amounts of bandwidth in our network, which will allow extra capacity for Video-On-Demand (VOD), High Definition TV (HDTV), broadband speed increases and other services.

TV ARPU increased to (pound)20.89 compared to (pound)20.78 in the previous quarter, primarily due to selected prices rises, partially offset by a reduction in premium revenue.

Our VOD roll-out is continuing and is now available to around 62% of our digital TV subscribers. We plan to complete the national roll-out by the end of this year, earlier than initially anticipated. The service is branded "Teleport" and we have recently expanded the content available, including an increase in the number of movie titles to well over 300. We expect to launch a music on demand service later this month.

We are planning to pilot a Digital Video Recorder (DVR) service with a number of customers in early December 2005. At the same time, we will be pre-registering customers on our website, ahead of the full national commercial launch early in the first quarter of 2006. We have branded the service "TV Drive" and it will be charged at (pound)10 to (pound)15 per month. TV Drive customers will receive a 160Gb, three tuner, HDTV compatible Scientific Atlanta DVR. For an extra (pound)5 per month, customers can use their existing digital set-top box as a second box in the home (additional outlet), representing a (pound)10 discount on current pricing.

We plan to launch HDTV at the same time, becoming the first platform in the UK to offer HDTV to our DVR customers. We have recently secured HDTV content from the BBC and others and we plan to extend this over the coming months.

Cable will be the first TV platform in the UK to offer the full range of TV services from free-to-air, basic and premium channels, through to VOD, DVR and HDTV, which we believe will give us a real competitive advantage over other platforms.

CONSUMER TELEPHONY

The number of telephony subscribers decreased by 3,000 in the quarter. Acquisition was impacted as marketing and promotions during the quarter focused more on our broadband and television services. Telephony remains an important element of our bundled offering and is likely to have increased focus in future marketing campaigns.

Telephony ARPU was (pound)22.35 in the quarter, down slightly from (pound)22.42 in the previous quarter. This reduction was principally due to the continued impact of declining telephony usage due to mobile substitution, partially offset by some selected price increases.

We have continued our strategy of migrating subscribers to flat rate packages to reduce the impact of declining telephony usage. As a result 39% of all telephony subscribers now subscribe to one of our two main "Talk" packages - "Talk Unlimited" or "Talk Evenings and Weekends". In July 2005 we migrated all of our existing "3-2-1" subscribers to "Talk Weekends" which gives subscribers free local and national calls at weekends. This package is charged at (pound)10.50 per month compared to (pound)10 per month for the "3-2-1" service.

BUSINESS SALES DIVISION

Our business sales division had another solid quarter with revenues of (pound)64 million in the quarter, up (pound)1 million as compared to the previous quarter. Revenue in the quarter benefited from a (pound)1 million settlement received from BT Group plc in respect of rates being applied to Special Rate Services calls during prior periods.

We are encouraged that our business revenues have been relatively stable over the past several quarters in extremely challenging market conditions. As a result of key competitive advantages we believe we are well placed to compete in this challenging market. In particular, because we own our own local network infrastructure, we keep more data and telephony traffic on our network producing higher margins and greater cash flow than would be possible without ownership of the local network infrastructure. We also have strong customer relationship management with locally based account managers and customer support teams.

In line with our continued focus on corporate and mid-market customers, we have experienced a shift in revenue mix, with data revenues up 18% compared to the same quarter last year, while voice revenues have remained flat. We are countering usage declines in the voice market through the introduction of new services such as SRS Advance Solutions, which help customers manage their incoming calls and we are also trialling multimedia over the internet.

CONTENT SEGMENT

Overall revenue in the content segment was (pound)33 million in the quarter, up 22% on the third quarter of 2004, and up (pound)1 million on the previous quarter.

Advertising revenue was up 29% on the same quarter last year, and up (pound)2 million on the previous quarter at (pound)18 million, resulting primarily from an increase in market share, driven by improved commercial impacts on Flextech's channels.

Subscription revenue was up 10% on the same quarter last year, and flat on the previous quarter at (pound)11 million, due to increased multi-channel penetration and improved pricing.

The content segment's Adjusted EBITDA in the quarter was (pound)9 million before inter-company eliminations, up (pound)5 million from the same quarter last year. The content segment's Adjusted EBITDA in the quarter was (pound)6 million after inter-company eliminations.

We expect that the content segment's Adjusted EBITDA in the fourth quarter of 2005 will be impacted by extra programming costs. We expect programming costs in the fourth quarter to increase by more than (pound)10 million as compared to the third quarter, as we invest in enriched programming in common with other UK broadcasters to drive advertising revenue growth in 2006. As a result, we expect Adjusted EBITDA to be at a similar level to the fourth quarter of 2004, when it showed a loss of (pound)1 million.

Following this investment in programming and the increased costs of the Christmas season, we would expect an increase in revenue and Adjusted EBITDA in the first quarter of 2006 compared to the fourth quarter of 2005, as we have experienced historically.

SIT-UP SEGMENT

Revenue at sit-up, our recently acquired television home shopping business, was (pound)58 million in the quarter, up 16% from the same quarter last year (as reported by sit-up under UK GAAP), due to growth in multi-channel penetration and the ability of its innovative auction-based shopping channels to attract new customers. On a pro forma basis, revenue was up (pound)12 million from the previous quarter. However, year-on-year revenue growth has slowed and Adjusted EBITDA was only (pound)1 million in the quarter, down from (pound)4 million (as reported by sit-up under UK GAAP) in the same quarter last year. Adjusted EBITDA increased by (pound)1 million compared to the previous quarter.

sit-up has been affected by the difficult operating conditions currently being experienced in the UK retail market. As a result, sit-up has experienced pressure on product margins, which has impacted Adjusted
EBITDA. Adjusted EBITDA was also impacted during the quarter by extra supply chain costs incurred in advance of the Christmas season, sit-up's prime selling period.

If these retail conditions persist in the fourth quarter we would expect fourth quarter Adjusted EBITDA to be below the (pound)8 million (as reported by sit-up under UK GAAP) in the fourth quarter of 2004.

FINANCIAL RESULTS

GAAP FINANCIAL MEASURES                               3 MONTHS ENDED SEP. 30,
(UNAUDITED IN (POUND) MILLIONS)                         2005           2004
-----------------------------------------------------------------------------
Operating income                                           33             10
Net income/(loss)                                           5            (29)
Net cash provided by operating activities                 110             72
-----------------------------------------------------------------------------

Operating income for the third quarter of 2005 was (pound)33 million, up from (pound)10 million for the third quarter of 2004, due principally to revenue growth in our cable and content segments, lower cable segment expenses and cable segment SG&A, and lower depreciation.

The improvement from net loss of (pound)29 million for the third quarter of 2004 to net income of (pound)5 million for the third quarter of 2005 was due principally to our enhanced operating income and reduced interest costs following the refinancing of our bank debt in December 2004.

Net cash provided by operating activities increased from (pound)72 million for the third quarter of 2004 to (pound)110 million for the third quarter of 2005. This increase arose principally as a result of improvements in net income, partially offset by increases in working capital.

NON-GAAP FINANCIAL MEASURES                         3 MONTHS ENDED SEP. 30,
(UNAUDITED IN (POUND) MILLIONS)                       2005           2004
-----------------------------------------------------------------------------
Adjusted EBITDA                                        142            122
Free cash flow                                          50             39
-----------------------------------------------------------------------------

Adjusted EBITDA (earnings before interest, taxation, depreciation, amortization and financial restructuring expenses) for the third quarter of 2005 was (pound)142 million, up 16% as compared to the third quarter of 2004. This increase reflects increased revenues in the cable and content segments, and lower operating costs and expenses in the cable segment, partially offset by higher operating costs and expenses in the content segment. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of revenue) has decreased from 37.2% to 35.1%. Whilst Adjusted EBITDA margins in the third quarter of 2005 in the cable and content segments increased, (from 39.9% to 43.1% and from 7.4% to 18.2%, respectively) the overall margin has been impacted by the acquisition of sit-up, which operates on significantly lower margins than our cable and content segments.

Free cash flow (cash flow from operating activities excluding financial restructuring expenses less capital expenditure) for the three months ended September 30, 2005 was (pound)50 million, compared with (pound)39 million for the three months ended September 30, 2004. The increase was primarily due to increased Adjusted EBITDA and reduced interest payments, partially offset by increases in working capital and increased capital expenditure.

Reconciliations of these and other non-GAAP financial measures to the most directly comparable GAAP financial measures are explained and shown on pages 19 to 22.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

SG&A of (pound)128 million for the quarter was up (pound)11 million from the third quarter of 2004 primarily due to the consolidation of (pound)13 million of sit-up segment SG&A, partially offset by a decrease in cable segment SG&A of (pound)2 million.

DEBT AND CAPITAL RESOURCES

Capital expenditure was (pound)60 million for the quarter an increase of (pound)10 million compared to the third quarter of 2004. Capital expenditure for the full year is now expected to be approximately (pound)230 million. This is at the higher end of earlier guidance and reflects our faster than expected VOD and broadband speed upgrade roll-outs and increased capital expenditures relating to strong TV growth.

As at September 30, 2005, net debt was (pound)1,665 million. This consisted of (pound)1,811 million drawn down on our credit facilities (comprising (pound)1,701 million in respect of TCN Group bank facilities and (pound)110 million in respect of Flextech Group bank facilities) and (pound)114 million of leases and other loans, offset by cash balances of (pound)260 million. The (pound)1,701 million drawn amount includes US$150 million and Euro100 million. Net cash interest is expected to be approximately (pound)110 million, which is at the lower end of previous guidance.

PRINCIPAL AFFILIATE

UKTV

(UNAUDITED IN (POUND) MILLIONS)                          3 MONTHS ENDED SEP. 30,
                                                       ------------------------
                                                            2005           2004
-------------------------------------------------------------------------------
Share of net income of UKTV                                   5              3

Cash inflow from UKTV, being interest received,
repayment of loans made, net, and dividends received          9              6
-------------------------------------------------------------------------------

Telewest  owns 50% of the companies  that  comprise  UKTV, a group of joint
ventures   formed  with  BBC   Worldwide.   UKTV  offers  a  portfolio   of
multi-channel television channels based on the BBC's program library.

Telewest accounts for its interest in UKTV under the equity method and recognized its share of net income of (pound)5 million for the three months ended September 30, 2005. This compares with (pound)3 million share of net income for the three months ended September 30, 2004.

UKTV is funded by a loan from Telewest, the balance of which was (pound)173 million at September 30, 2005. Total cash interest and repayments received in respect of this loan by Telewest were (pound)8 million in the Third quarter of 2005. Telewest's cash interest receipts from UKTV are recorded in free cash flow but not in Telewest's Adjusted EBITDA. During the three months ended

September 30, 2005, we received (pound)1 million of dividends from UKTV. We expect to continue to receive dividends from UKTV as it continues to generate cash.

SUBSEQUENT EVENTS

On October 2, 2005, NTL Incorporated ("NTL"), and Telewest Global, Inc. entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a subsidiary of NTL will merge with and into Telewest, with Telewest continuing as the surviving corporation and as a wholly owned subsidiary of NTL (the "Merger"). Under the terms of the Merger Agreement, Telewest shareholders are to receive $16.25 in cash plus
0.115 shares of NTL stock for each Telewest share held. Further details relating to the Merger and the Merger Agreement are included in a Form 8-K filed by the Company with the Securities and Exchange Commission on October 6, 2005.

TELEWEST GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

--------------------------------------------------------------------------------------------------------------------
                                                                                       THREE MONTHS ENDED SEP. 30,
                                                                                      ------------------------------
                                                                                             2005              2004
                                                                                      ------------    --------------

--------------------------------------------------------------------------------------------------------------------
 REVENUE
 Consumer Sales Division                                                                      249               238
 Business Sales Division                                                                       64                63
--------------------------------------------------------------------------------------------------------------------
 TOTAL CABLE SEGMENT                                                                          313               301
 Content Segment                                                                               33                27
 sit-up Segment                                                                                58                 -
--------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                                                 404               328
--------------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES
 Cable segment expenses                                                                        71                72
 Content segment expenses                                                                      19                17
 sit-up segment expenses                                                                       44                 -
 Depreciation                                                                                  99               103
 Amortization                                                                                  10                 9
 Selling, general and administrative expenses                                                 128               117
--------------------------------------------------------------------------------------------------------------------
                                                                                              371               318
--------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                               33                10
OTHER INCOME/(EXPENSE)
 Interest income                                                                                6                 6
 Interest expense                                                                             (38)              (49)
 Foreign exchange losses, net                                                                  (1)                -
 Share of net income of affiliates                                                              4                 4
--------------------------------------------------------------------------------------------------------------------
INCOME/(LOSS) BEFORE INCOME TAXES                                                               4               (29)
 Income tax benefit/(charge)                                                                    1                 -
--------------------------------------------------------------------------------------------------------------------
NET INCOME/(LOSS)                                                                               5               (29)
--------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings/(loss) per share of common stock                           (pound)0.02      (pound)(0.12)
Weighted average number of shares of common stock - (millions)                                245               245
--------------------------------------------------------------------------------------------------------------------


TELEWEST GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------
                                                          NINE MONTHS       NINE MONTHS        NINE MONTHS        SIX MONTHS
                                                                ENDED             ENDED              ENDED             ENDED
                                                             SEP. 30,          SEP. 30,           SEP. 30,          JUN. 30,
                                                                 2005              2004               2004              2004
                                                        --------------    --------------    ---------------    -------------
                                                          REORGANIZED          COMBINED        REORGANIZED      PREDECESSOR
                                                              COMPANY         COMPANIES            COMPANY          COMPANY
----------------------------------------------------------------------------------------------------------------------------
REVENUE
 Consumer Sales Division                                          757               708                238              470
 Business Sales Division                                          188               193                 63              130
----------------------------------------------------------------------------------------------------------------------------
 TOTAL CABLE SEGMENT                                              945               901                301              600
 Content Segment                                                   96                81                 27               54
 sit-up Segment                                                    82                 -                  -                -
----------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                   1,123               982                328              654
----------------------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES
 Cable segment expenses                                           210               225                 72              153
 Content segment expenses                                          56                51                 17               34
 sit-up segment expenses                                           61                 -                  -                -
 Depreciation                                                     301               287                103              184
 Amortization                                                      28                 9                  9                -
 Selling, general and administrative expenses                     362               361                117              244
----------------------------------------------------------------------------------------------------------------------------
                                                                1,018               933                318              615
----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                  105                49                 10               39
OTHER INCOME/(EXPENSE)
 Interest income                                                   17                21                  6               15
 Interest expense (including amortization of debt                (108)             (279)               (49)            (230)
  discount)
 Foreign exchange (losses)/gains, net                              (8)               40                  -               40
 Share of net income of affiliates                                 17                12                  4                8
 Other, net                                                         1                (1)                 -               (1)
----------------------------------------------------------------------------------------------------------------------------
INCOME/(LOSS) BEFORE INCOME TAXES                                  24              (158)               (29)            (129)
 Income tax benefit/(charge)                                        1                (1)                 -               (1)
----------------------------------------------------------------------------------------------------------------------------
NET INCOME/(LOSS)                                                  25              (159)               (29)            (130)
----------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings/(loss) per share of common
 stock                                                    (pound)0.10                         (pound)(0.12)
Weighted average number of shares of common stock -
 (millions)                                                       245                                  245
----------------------------------------------------------------------------------------------------------------------------



The Consolidated Statement of Operations for Combined Companies for the nine months ended September 30, 2004 represents the Consolidated Statement of Operations for Telewest Global, Inc. ("Reorganized Company") for the nine months ended September 30, 2004, together with the Consolidated Statement of Operations for Telewest Communications plc ("Predecessor Company") for the six months ended June 30, 2004, prior to its financial restructuring.

The Consolidated Statement of Operations for Combined Companies for the nine months ended September 30, 2004 is not in accordance with GAAP but our management considers Combined Companies' financial information an important indicator of the performance of the business as compared to future and prior periods. Our management also considers Combined Companies' financial information important to our investors.

The Consolidated Statement of Operations for the Combined Companies for the nine months ended September 30, 2004 excludes the Predecessor Company's Statement of Operations for July 1, 2004, the date of adoption of Fresh-start reporting.


TELEWEST GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)
-----------------------------------------------------------------------------------------------------------------
                                                                                      SEP. 30,          DEC. 31,
                                                                                          2005              2004
                                                                                  -------------    --------------
                                                                                   REORGANIZED       REORGANIZED
                                                                                       COMPANY           COMPANY
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                  260                68
Restricted cash                                                                             15                26
Trade receivables                                                                          118               108
Other receivables                                                                           31                33
Prepaid expenses                                                                            38                17
Inventory for re-sale, net                                                                  18                 -
Other assets                                                                                 6                 -
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                       486               252
Investments accounted for under the equity method                                          284               304
Property and equipment, net                                                              2,856             2,974
Intangible assets, net                                                                     286               314
Reorganization value in excess of amounts allocable to identifiable assets                 426               425
Goodwill                                                                                   142                 -
Programming inventory                                                                       31                24
Deferred financing costs (net of amortization of (pound)5 million;
 2004: (pound)0 million)                                                                    50                51
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                             4,561             4,344
-----------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                                                           139                93
Other liabilities                                                                          446               424
Debt repayable within one year                                                              55                21
Capital lease obligations repayable within one year                                         62                38
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                  702               576
Other liabilities                                                                            9                 -
Deferred taxes                                                                             105               105
Debt repayable after more than one year                                                  1,761             1,686
Capital lease obligations repayable after more than one year                                47                69
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                        2,624             2,436
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                                           (1)               (1)
-----------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock - US$0.01 par value; authorized 5,000,000 shares, issued none
 (2005 and 2004)                                                                             -                 -
Common stock - US$0.01 par value; authorized 1,000,000,000 shares, issued
 245,678,524 (2005) and 245,080,629 (2004)                                                   1                 1
Additional paid-in capital                                                               1,965             1,954
Accumulated other comprehensive loss                                                        (7)                -
Accumulated deficit                                                                        (21)              (46)
-----------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                               1,938             1,909
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               4,561             4,344
-----------------------------------------------------------------------------------------------------------------

TELEWEST GLOBAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN (POUND)MILLIONS)
(UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------
                                             NINE MONTHS ENDED SEP. 30,      NINE MONTHS        SIX MONTHS
                                        -------------- -- --------------           ENDED             ENDED
                                                 2005              2004    SEP. 30, 2004     JUN. 30, 2004     JULY 1, 2004
                                        --------------    --------------   --------------    --------------   --------------
                                          REORGANIZED          COMBINED      REORGANIZED       PREDECESSOR      PREDECESSOR
                                              COMPANY         COMPANIES          COMPANY           COMPANY          COMPANY
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)                                  25              (159)             (29)             (130)               -
Adjustments to reconcile net income/(loss)
 to net cash provided by operating activities:
Depreciation                                      301               287              103               184                -
Amortization                                       28                 9                9                 -                -
Amortization of deferred financing
 costs and debt discount                            5                30                -                30                -
Deferred tax charge                                 -                 1                -                 1                -
Fair value adjustment of interest
 rate swaps                                      (10)                 -                -                 -                -
Accretion expense                                   2                 -                -                 -                -
Unrealized losses/(gains) on foreign
 currency translation                               8               (40)               -               (40)               -
Stock-based compensation expense                    8                 3                3                 -                -
Share of net income of affiliates                 (12)              (12)              (4)               (8)               -
Profit on disposal of assets                       (1)                -                -                 -                -
Amounts written off investments                     -                 1                -                 1                -
Changes in operating assets and
 liabilities, net of effect of
 acquisition of subsidiaries:
 Change in receivables                             (6)                2               (7)                9                -
 Change in prepaid expenses                       (20)              (20)               5               (25)               -
 Change in other assets                           (14)               (5)              (2)               (3)               -
 Change in accounts payable                        21                37               10                27                -
 Change in other liabilities                       15               108              (16)              124                -
INCOME TAX PAID FOR UNPROVIDED TAX
 CONTINGENCY AT FRESH-START                        (1)                -                -                 -                -
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                                       349               242               72               170                -
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditure                              (173)             (177)             (50)             (127)               -
Proceeds from disposal of fixed assets              2                 -                -                 -                -
Cash paid for acquisition of
 subsidiaries, net of cash acquired              (108)                -                -                 -                -
Repayment/(advance) of loans made to
 affiliates, net                                   13                 2                6                (4)               -
Disposal of affiliate                               -                 7                -                 7                -
Proceeds from sale and leaseback                   13                 -                -                 -                -
----------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES            (253)             (168)             (44)             (124)               -
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Release/(placement) of restricted cash             11               (20)              14                 2              (36)
Proceeds from new debt                            110                 -                -                 -                -
Repayment of debt                                  (6)             (160)               -                 -             (160)
Cash paid for financing costs                      (4)              (22)               -                 -              (22)
Principal element of capital lease                (31)              (33)             (10)              (23)               -
 repayments
Proceeds from issuance of common stock              4                 -                -                 -                -
Proceeds from the issue of a
 subsidiary's redeemable preferred
 stock                                             12                 -                -                 -                -
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY/ (USED IN)
 FINANCING ACTIVITIES                              96              (235)               4               (21)            (218)
----------------------------------------------------------------------------------------------------------------------------

NET INCREASE/(DECREASE) IN CASH AND
 CASH EQUIVALENTS                                 192              (161)              32                25             (218)
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                               68               427                -               427              452
CASH AND CASH EQUIVALENTS TRANSFERRED
 FROM PREDECESSOR COMPANY TO
 REORGANIZED COMPANY                                -                 -              234                 -             (234)
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF
PERIOD                                            260               266              266               452                -
----------------------------------------------------------------------------------------------------------------------------

Supplementary cash flow information:
Cash paid for interest, net                       (75)             (100)             (39)              (61)               -
Cash received for income taxes, net                 2                 2                -                 2                -



TELEWEST GLOBAL, INC.
SELECTED QUARTERLY OPERATING DATA - UNAUDITED
The following table sets out certain operating data for the three-month periods shown. The information represents combined operating statistics for all of our franchises.
---------------------------------------------------------------------------------------------------------------------------------

                                                              SEP. 30,      JUN. 30,     MAR. 31,      DEC. 31,       SEP. 30,
                                                                  2005          2005         2005          2004           2004

                                                                                   REORGANIZED COMPANY
                                                           ----------------------------------------------------------------------

CUSTOMER DATA
-------------
      Homes passed and marketed (1)                          4,698,067     4,698,510     4,694,480     4,686,794      4,686,799
      Total customer relationships (2)                       1,848,096     1,837,191     1,822,530     1,799,556      1,769,263
      Customer penetration                                       39.3%         39.1%         38.8%         38.4%          37.7%

      Customer additions                                        89,469        79,365        78,695        89,452         78,707
      Customer disconnections                                  (78,564)      (64,704)      (55,721)      (59,159)       (61,997)
      Net customer additions                                    10,905        14,661        22,974        30,293         16,710

      Revenue Generating Units ("RGUs") (3)                  3,955,205     3,873,792     3,784,835     3,671,402      3,539,185
      RGUs per customer                                           2.14          2.11          2.08          2.04           2.00
      Net RGU additions                                         81,413        88,957       113,433       132,217         91,931

      Average monthly revenue per customer (4)            (pound)45.17  (pound)44.86  (pound)45.34  (pound)45.13   (pound)45.05

      Average monthly churn (5)                                   1.4%          1.2%          1.0%          1.1%           1.2%
---------------------------------------------------------------------------------------------------------------------------------

BUNDLED CUSTOMERS
-----------------
      Customers subscribing to two or more services          1,459,848     1,434,161     1,409,998     1,379,057      1,338,632
      Customers subscribing to three services ("triple
        play")                                                 647,261       602,430       552,307       492,789        431,290

      Percentage of dual or triple play customers                79.0%         78.1%         77.4%         76.6%          75.7%
      Percentage of triple play customers                        35.0%         32.8%         30.3%         27.4%          24.4%
---------------------------------------------------------------------------------------------------------------------------------

CONSUMER TELEVISION
-------------------
      Television ready homes passed and marketed             4,698,067     4,698,510     4,694,480     4,686,794      4,686,799
      Total subscribers                                      1,348,572     1,331,742     1,320,487     1,312,825      1,297,304
      Quarterly net additions                                   16,830        11,255         7,662        15,521          9,032

      Television penetration                                     28.7%         28.3%         28.1%         28.0%          27.7%

      Digital ready homes passed and marketed                4,503,909     4,501,169     4,451,420     4,420,388      4,405,162
      Digital subscribers                                    1,228,164     1,189,521     1,149,641     1,122,301      1,078,623
      Quarterly net digital additions                           38,643        39,880        27,340        43,678         25,768

      Penetration of digital subscribers to total
        subscribers                                               91.1%         89.3%         87.1%         85.5%          83.1%

      Average monthly churn (5)                                   1.8%          1.5%          1.4%          1.5%           1.4%
      Average monthly revenue per subscriber (4)          (pound)20.89  (pound)20.78  (pound)21.12  (pound)20.88   (pound)20.72
---------------------------------------------------------------------------------------------------------------------------------

CONSUMER TELEPHONY
------------------
      Telephony ready homes passed and marketed              4,696,439     4,694,030     4,691,704     4,683,153      4,682,002
      "Talk Weekends" (and previously "3-2-1") telephony
        subscribers                                          1,027,271     1,045,139     1,053,226     1,080,893      1,082,125
      "Talk Unlimited" and "Talk Evenings and Weekends"
        telephony subscribers                                  659,176       644,073       624,417       579,448        552,534
      Total subscribers                                      1,686,447     1,689,212     1,677,643     1,660,341      1,634,659
      Quarterly net (disconnects)/additions                     (2,765)       11,569        17,302        25,682         13,290

      Telephony penetration                                      35.9%         36.0%         35.8%         35.5%          34.9%

      Average monthly churn (5)                                   1.4%          1.2%          1.0%          1.1%           1.2%
      Average monthly revenue per subscriber (4)          (pound)22.35  (pound)22.42  (pound)23.00  (pound)23.18   (pound)23.53
---------------------------------------------------------------------------------------------------------------------------------



TELEWEST GLOBAL, INC.
SELECTED QUARTERLY OPERATING DATA - UNAUDITED (CONTINUED)

---------------------------------------------------------------------------------------------------------------------------------
                                                              SEP. 30,       JUN. 30,     MAR. 31,      DEC. 31,       SEP. 30,
                                                                  2005           2005         2005          2004           2004

                                                                                    REORGANIZED COMPANY
                                                           ----------------------------------------------------------------------
CONSUMER INTERNET
-----------------
      Broadband ready homes passed and marketed               4,503,909     4,501,169     4,451,420     4,420,388     4,405,162
      Total metered dial-up internet subscribers                 23,645        25,048        29,376        33,417        39,196
      Total unmetered dial-up internet subscribers               49,542        65,516        85,909       107,220       127,745
      Total broadband internet subscribers                      920,186       852,838       786,705       698,236       607,222

      Quarterly net broadband internet additions                 67,348        66,133        88,469        91,014        69,609

      Broadband internet penetration                              20.4%         18.9%         17.7%         15.8%         13.8%

      Average monthly broadband internet churn (5)                 1.5%          1.3%          1.0%          1.0%          1.3%
      Average monthly revenue per broadband internet
        subscriber (4)                                     (pound)19.03  (pound)19.39  (pound)19.89  (pound)20.23  (pound)21.50*
----- ---------------------------------------------------------------------------------------------------------------------------

                                                               (POUND)M     (POUND)M     (POUND)M     (POUND)M     (POUND)M
NCTA CAPITAL EXPENDITURE (6)
------------------------                                   ------------ ------------ ------------ ------------ ------------
      Customer premise equipment ("CPE")                             30           18           16           25           19
      Scaleable infrastructure                                        9           12            7           14            8
      Commercial                                                     10           11            8            8           12
      Line extensions                                                 -            1            2            1            1
      Upgrade/rebuild                                                 5            3            6           10            1
      Support capital                                                12           12           13            7           10
                                                           ------------ ------------ ------------ ------------ ------------
      Total NCTA Capital expenditure                                 66           57           52           65           51
      Non NCTA Capital expenditure:
      Content Segment                                                 1            1            -            1            -
      sit-up Segment                                                  1            1            -            -            -
      Change in capital accruals and leasing                         (8)           -            2           (2)          (1)
-------------------------------------------------------------------------------------------------------------------------------
      Total Capital expenditure                                      60           59           54           64           50
-------------------------------------------------------------------------------------------------------------------------------


* The product ARPU for broadband internet in this quarter has been adjusted to reflect the full value of promotional discounts offered.

(1) The number of homes within our service area that can potentially be served by our network with minimal connection costs. Information concerning the number of homes "passed and marketed" is based on physical counts made by us during network construction or marketing phases.

(2) The number of customers who receive at least one of our television, telephony or broadband internet services.

(3) Revenue Generating Units ("RGUs"), refer to subscriptions to each of our analog television, digital television, telephony and broadband internet services on an individual basis. For example, when we provide one customer with digital television and broadband internet services, we record two RGUs. Dial-up internet services, second telephone lines and additional TV outlets are not recorded as RGUs although they generate revenue for us.

(4) Average monthly revenue per customer (often referred to as "ARPU" or "Average Revenue per User") represents the consumer sales division's total quarterly revenue of residential customers, including installation revenues (but excluding the recovery of (pound)16 million VAT in the quarter ended June 30, 2005), divided by the average number of residential customers in the quarter, divided by three. The same methodology is used for television, telephony and broadband internet ARPU.

(5) Average monthly churn represents the total number of customers who disconnected during the quarter divided by the average number of customers in the quarter, divided by three. Subscribers who move premises within our addressable areas (known as "Moves and Transfers") and retain our services are excluded from this churn calculation.

(6) In order to provide comparable data to the US and UK cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines, Telewest has allocated capital expenditure to the standard reporting categories as per below. Telewest is not a member of the NCTA and is providing this information solely for comparative purposes.

     CPE - costs incurred at the customer's house to secure new customers, revenue units and additional bandwidth revenues. Includes connections to previously unserved houses in accordance with SFAS 51 (Financial Reporting by Cable Television Companies) and customer premise equipment. Scaleable infrastructure - costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements. Commercial - costs to provide high-speed data and telephony services to businesses and institutions. Includes network and infrastructure expenditures. Line extensions - network costs associated with entering new service areas including costs of fiber, coaxial cable, amplifiers, electronic equipment, make-ready and design/engineering. Upgrade/rebuild - costs to modify or replace existing coax and fiber networks. Includes materials, contract labor, in-house labor, make-ready, design engineering and other miscellaneous costs associated with all aspects of the construction of the plant miles along an existing route. Benefits include added bandwidth and/or reliability/extended life to the existing plant. Support capital - costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear-out, replacement of network assets unrelated to line extensions, rebuild/upgrade or customer growth.


TELEWEST GLOBAL, INC.
SUPPLEMENTAL ANALYSIS
--------------------------------------------------------------------------------


o    FORWARD-LOOKING STATEMENTS

o    ADDITIONAL INFORMATION AND WHERE TO FIND IT

o    PARTICIPANTS IN THE SOLICITATION

o    FRESH-START REPORTING

o    PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

o    QUARTERLY HISTORICAL INFORMATION

o    SEGMENT INFORMATION

o    USE OF NON-GAAP FINANCIAL MEASURES


FORWARD-LOOKING STATEMENTS

Some of the statements in this earnings release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including, but not limited to, strategic plans, our proposed merger with NTL Inc., potential growth (including customer net additions and average monthly revenue per customer), product introductions and innovation, meeting customer expectations, planned operational changes (including product improvements and the impact of price increases), expected capital expenditures, future cash sources and requirements, liquidity, customer service improvements, cost savings and the benefits of acquisitions or joint ventures - potential and/or completed - that involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," or "continue," or the negative of those terms or other comparable terminology.

There are a number of important factors that could cause our actual results and future development to differ materially from those expressed or implied by those forward-looking statements. These factors include those discussed under the caption "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2004 (No. 000-50886) filed by Telewest Global, Inc. on March 22, 2005 with the United States Securities and Exchange Commission, although those risk factors may not be exhaustive. Other sections of this earnings release may describe additional factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors may emerge from time to time. Management cannot anticipate all of these new risk factors, nor can they definitively assess the impact, if any, of new risk factors on us or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Unless otherwise required by applicable securities laws, we assume no obligation to publicly update or revise any of the forward-looking statements after the date of this earnings release to reflect actual results, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This filing may be deemed to be solicitation material in respect of the proposed merger of NTL and Telewest. In connection with the proposed merger, NTL and Telewest will file a joint proxy statement/prospectus with the U.S. Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to stockholders of NTL and Telewest. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, when it becomes available, and other documents filed by NTL and Telewest with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the joint proxy statement /prospectus, when it becomes available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of Telewest's filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom,
Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

NTL, Telewest and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favor of the merger. Information regarding NTL's directors and executive officers is available in NTL's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 5, 2005. Information regarding Telewest's directors and executive officers is available in Telewest's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 11, 2005. Additional information regarding the

TELEWEST GLOBAL, INC.
SUPPLEMENTAL ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

FRESH-START REPORTING

As a result of the completion of the financial restructuring of Telewest Communications plc, our predecessor, on July 15, 2004, Telewest adopted fresh-start reporting in accordance with Statement of Position 90-7, "Reporting by Entities in Reorganization under the Bankruptcy Code", ("SOP 90-7"), with effect from July 1, 2004. Under SOP 90-7, Telewest established a new accounting basis, recording our predecessor's assets at their fair value and liabilities at the present value of amounts to be paid.

A reconciliation of our predecessor's balance sheet at June 30, 2004 to the fresh-start balance sheet at July 1, 2004, is included in Telewest's Annual Report on Form 10-K for the year ended December 31, 2004.

As a result of the adoption of fresh-start reporting, our balance sheets and results of operations subsequent to July 1, 2004 will not be comparable in many material respects to the balance sheets or results of operations reflected in our predecessor's historical financial statements for periods prior to July 1, 2004.

TELEWEST GLOBAL, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS *
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)
--------------------------------------------------------------------------------

                                                                    NINE MONTHS
                                                                  ENDED SEP 30,
                                                                           2005
                                                                ----------------
                                                                    REORGANIZED
                                                                      COMPANY *
--------------------------------------------------------------------------------
REVENUE
 Consumer Sales Division                                                    757
 Business Sales Division                                                    188
--------------------------------------------------------------------------------
 TOTAL CABLE SEGMENT                                                        945
 Content Segment                                                             96
 sit-up Segment                                                             156
--------------------------------------------------------------------------------
TOTAL REVENUE                                                             1,197
--------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES
 Cable segment expenses                                                     210
 Content segment expenses                                                    56
 sit-up segment expenses                                                    116
 Depreciation                                                               302
 Amortization                                                                28
 Selling, general and administrative expenses                               379
--------------------------------------------------------------------------------
                                                                          1,091
--------------------------------------------------------------------------------
OPERATING INCOME                                                            106
OTHER INCOME/(EXPENSE)
 Interest income                                                             17
 Interest expense                                                          (110)
 Foreign exchange losses, net                                                (8)
 Share of net income of affiliates                                           16
 Other, net                                                                   1
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                   22
 Income tax benefit                                                           1
--------------------------------------------------------------------------------
NET INCOME                                                                   23
--------------------------------------------------------------------------------

Basic and diluted earnings per share of common stock                (pound)0.09
Weighted average number of shares of common stock - (millions)              245
--------------------------------------------------------------------------------


* To show pro forma effect as if sit-up Limited had been purchased on January 1, 2005, for the nine months ended September 30, 2005.

Pro forma adjustments reflect the revenue, segment expenses, depreciation and SG&A for sit-up for the period January 1, 2005 to May 11, 2005. Interest income and expense have been adjusted to reflect the interest income earned by sit-up during the above period and the additional interest expense that would have been incurred by Telewest to fund the acquisition at January 1, 2005. Share of net income of affiliates has been adjusted to reverse the equity accounting of sit-up for the period presented.

Pro forma financial information for the three months ended September 30, 2005 has not been presented, as sit-up is a consolidated subsidiary of the Reorganized Company during the period, therefore there are no differences as compared to the Consolidated Statement of Operations.

Comparable pro forma financial information for the three and nine months ended September 30, 2004 has not been presented since such pro forma information would not be meaningful as a result of the financial restructuring of the Predecessor Company during 2004.


TELEWEST GLOBAL, INC.
QUARTERLY HISTORICAL INFORMATION
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------
                                                                             THREE MONTHS ENDED
                                                         ---------------------------------------------------------------
                                                          SEP. 30,     JUN. 30,    MAR. 31,      DEC. 31,       SEP. 30,
                                                              2005        2005         2005          2004           2004
                                                         ---------------------------------------------------------------
                                                                             REORGANIZED COMPANY
------------------------------------------------------------------------------------------------------------------------
REVENUE
 Consumer Sales Division                                       249          262         246           241            238
 Business Sales Division                                        64           63          61            63             63
------------------------------------------------------------------------------------------------------------------------
 TOTAL CABLE SEGMENT                                           313          325         307           304            301
 Content Segment                                                33           32          31            32             27
 sit-up Segment                                                 58           24           -             -              -
------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                  404          381         338           336            328
------------------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES
 Cable segment expenses                                         71           70          69            69             72
 Content segment expenses                                       19           17          20            25             17
 sit-up segment expenses                                        44           17           -             -              -
 Depreciation                                                   99          101         101           101            103
 Amortization                                                   10            9           9             9              9
 Selling, general and administrative expenses                  128          119         115           114            117
------------------------------------------------------------------------------------------------------------------------
                                                               371          333         314           318            318
------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                33           48          24            18             10
OTHER INCOME/(EXPENSE)
 Interest income                                                 6            7           4             5              6
 Interest expense                                              (38)         (41)        (29)          (47)           (49)
 Foreign exchange (losses)/gains, net                           (1)          (3)         (4)            3              -
 Share of net income of affiliates                               4            7           6             4              4
 Other, net                                                      -            1           -             -              -
------------------------------------------------------------------------------------------------------------------------
INCOME/(LOSS) BEFORE INCOME TAXES                                4           19           1           (17)           (29)
Income tax benefit                                               1            -           -             -              -
------------------------------------------------------------------------------------------------------------------------
NET INCOME/(LOSS)                                                5           19           1           (17)           (29)
------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings/(loss) per share of common
 stock                                                 (pound)0.02  (pound)0.08           -  (pound)(0.07)  (pound)(0.12)
Weighted average number of shares of common stock -
 (millions)                                                    245          245         245           245            245
------------------------------------------------------------------------------------------------------------------------



TELEWEST GLOBAL, INC.
SEGMENT INFORMATION
(AMOUNTS IN (POUND)MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                                     THREE MONTHS ENDED SEP. 30,   NINE MONTHS ENDED SEP. 30,   NINE MONTHS      SIX MONTHS
                                     ---------------------------   --------------------------         ENDED           ENDED
                                            2005         2004        2005          2004            SEP. 30,        JUN. 30,
                                                                                                       2004            2004
                                     ---------------------------------------------------------------------------------------------
                                     REORGANIZED  REORGANIZED   REORGANIZED      COMBINED       REORGANIZED     PREDECESSOR
                                         COMPANY      COMPANY       COMPANY     COMPANIES           COMPANY         COMPANY
----------------------------------------------------------------------------------------------------------------------------------

CABLE SEGMENT
Consumer Sales Division revenue              249          238           757           708               238             470
Business Sales Division revenue               64           63           188           193                63             130
----------------------------------------------------------------------------------------------------------------------------------
THIRD PARTY REVENUE                          313          301           945           901               301             600
Operating costs and expenses
 (before depreciation,
 amortization and financial
 restructuring charges)                     (181)        (183)         (534)         (552)             (183)           (369)
----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA including
 inter-segment costs                         132          118           411           349               118             231
Inter-segment costs (1)                        3            2             8             7                 2               5
----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                              135          120           419           356               120             236
----------------------------------------------------------------------------------------------------------------------------------

CONTENT SEGMENT
Content Segment revenue                       36           29           104            88                29              59
Operating costs and expenses
 (before depreciation,
 amortization and financial
 restructuring charges)                      (27)         (25)          (82)          (71)              (25)            (46)

----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA including
 inter-segment revenues                        9            4            22            17                 4              13
Inter-segment revenues (1)                    (3)          (2)           (8)           (7)               (2)             (5)
----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                                6            2            14            10                 2               8
----------------------------------------------------------------------------------------------------------------------------------

SIT-UP SEGMENT
sit-up Segment revenue                        58            -            82             -                 -               -
Operating costs and expenses
 (before depreciation,
 amortization and financial
 restructuring charges)                      (57)           -           (81)            -                 -               -

----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                                1            -             1             -                 -               -
----------------------------------------------------------------------------------------------------------------------------------

RECONCILIATION TO OPERATING INCOME
Cable Segment Adjusted EBITDA                135          120           419           356               120             236
Content Segment Adjusted EBITDA                6            2            14            10                 2               8
sit-up Segment Adjusted EBITDA                 1            -             1             -                 -               -
----------------------------------------------------------------------------------------------------------------------------------
ADJUSTED EBITDA                              142          122           434           366               122             244
Financial restructuring charges                -            -             -           (21)                -             (21)
Depreciation                                 (99)        (103)         (301)         (287)             (103)           (184)
Amortization                                 (10)          (9)          (28)           (9)               (9)              -
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                              33           10           105            49                10              39
----------------------------------------------------------------------------------------------------------------------------------


(1) Inter-segment revenues are revenues of our Content Segment which are costs in our Cable Segment and which are eliminated on consolidation.

The Segment  Information  for the  Combined  Companies  for the nine months
ended   September  30,  2004  excludes  the  Segment   Information  of  the
Predecessor Company for July 1, 2004.


TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES
--------------------------------------------------------------------------------

ADJUSTED EBITDA
Telewest's primary measure of income or loss for each of our reportable segments is Adjusted EBITDA. Our management, including our chief operating decision-maker, considers Adjusted EBITDA an important indicator of the operational strength and performance of our reportable segments. Adjusted EBITDA for each segment and in total excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortization, financial restructuring charges, interest expense, foreign exchange gains/(losses), share of net income/(loss) from affiliates and income taxes. It is the belief of management that the legal and professional costs relating to our financial restructuring are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Adjusted EBITDA is not a financial measure recognised under GAAP. This measure is most directly comparable to the GAAP financial measure net income/(loss). Some of the significant limitations associated with the use of Adjusted EBITDA as compared to net income/(loss) are that Adjusted EBITDA does not reflect the amount of required reinvestment in depreciable fixed assets, financial restructuring charges, interest expense, foreign exchange gains or losses, income taxes expense or benefit and similar items on our results of operations. We believe Adjusted EBITDA is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income/(loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare Adjusted EBITDA with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, operating income/(loss), net income/(loss), or other measures of financial performance reported in accordance with GAAP.

FREE CASH FLOW
Telewest's primary measure of cash flow is free cash flow. Free cash flow is defined as net cash provided by/(used in) operating activities excluding cash paid for financial restructuring charges, less capital expenditure. Our management, including our chief operating decision-maker, considers free cash flow an important indicator of the operational performance of our business.

Free cash flow is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure net cash provided by/(used in) operating activities. The significant limitation associated with the use of free cash flow as compared to net cash provided by/(used in) operating activities is that free cash flow does not consider the amount of cash required to pay financial restructuring charges. We believe free cash flow is helpful for understanding our performance and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare free cash flow with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by/(used in) operating activities, or other measures of financial performance reported in accordance with GAAP.

NET DEBT
Net debt is defined as the sum of debt repayable, capital lease obligations and accrued interest payable on notes and debentures less cash and cash equivalents. The Company's management, including its chief operating decision-maker, considers net debt an important measure of the financing obligations undertaken by the Company.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents is available to service debt. Telewest believes net debt is helpful for understanding its entire net debt funding obligations and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with GAAP.

TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
--------------------------------------------------------------------------------

AVERAGE MONTHLY REVENUE PER CUSTOMER OR "HOUSEHOLD ARPU (EXCLUDING IMPACT OF THE (POUND)16 MILLION VAT RECOVERY)"

For a three month period, Household ARPU (excluding impact of the (pound)16 million VAT recovery) represents the consumer sales division's total quarterly revenue of residential customers, including installation revenues, but excluding the recovery of (pound)16 million VAT, divided by the average number of residential customers in the quarter, divided by three.

Household ARPU (excluding impact of the (pound)16 million VAT recovery) is not a financial measure recognized Under GAAP. This measure is most directly comparable to the GAAP financial measure, Household ARPU. The significant limitation associated with the use of Household ARPU (excluding impact of the (pound)16 million VAT recovery) as compared to Household ARPU is that Household ARPU (excluding impact of the (pound)16 million VAT recovery) does not consider (pound)16 million of revenues received in respect of recovered VAT. Telewest believes Household ARPU (excluding impact of the (pound)16 million VAT recovery) is helpful for understanding the trend in respect of its residential revenues derived from customers during the period and it provides useful supplemental information to investors. The VAT recovery is not expected to recur. Because non-GAAP financial measures are not standardized, it may not be possible to compare Household ARPU (excluding impact of the (pound)16 million VAT recovery) with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for Household ARPU, or other measures of financial performance reported in accordance with GAAP.


AVERAGE MONTHLY REVENUE PER TELEVISION SUBSCRIBER OR "TELEVISION ARPU (EXCLUDING IMPACT OF THE (POUND)16 MILLION VAT RECOVERY)"

For a three month period, Television ARPU (excluding impact of the (pound)16 million VAT recovery) represents the sum of the consumer sales division's total quarterly revenue of television subscribers, including installation revenues, but excluding the recovery of (pound)16 million VAT, divided by the average number of television subscribers in the quarter, divided by three.

Television ARPU (excluding impact of the (pound)16 million VAT recovery) is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, Television ARPU. The significant limitation associated with the use of Television ARPU (excluding impact of the (pound)16 million VAT recovery) as compared to Television ARPU is that Television ARPU (excluding impact of the (pound)16 million VAT recovery) does not consider (pound)16 million of revenues received in respect of recovered VAT. Telewest believes Television ARPU (excluding impact of the (pound)16 million VAT recovery) is helpful for understanding the trend in respect of its television revenues derived from subscribers during the period and it provides useful supplemental information to investors. The VAT recovery is not expected to recur. Because non-GAAP financial measures are not standardized, it may not be possible to compare Television ARPU (excluding impact of the (pound)16 million VAT recovery) with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for Television ARPU, or other measures of financial performance reported in accordance with GAAP.


TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
-----------------------------------------------------------------------------------------------------------------
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(AMOUNTS IN (POUND)MILLIONS)
-----------------------------------------------------------------------------------------------------------------
                              THREE MONTHS ENDED SEP. 30,       NINE MONTHS ENDED SEP. 30,          THREE MONTHS
                                                                                                      ENDED JUN.
                                                                                                             30,
                             ------------------------------   --------------------------------    ---------------
                                    2005              2004             2005              2004               2005
                             ------------    --------------   --------------    --------------    ---------------
                             REORGANIZED       REORGANIZED      REORGANIZED          COMBINED        REORGANIZED
                                 COMPANY           COMPANY          COMPANY         COMPANIES            COMPANY
-----------------------------------------------------------------------------------------------------------------

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
-----------------------------------------------------------------------------------------------------------------
Adjusted EBITDA                      142               122               434              366                 158
Financial restructuring
   charges                             -                 -                 -              (21)                  -
Depreciation                         (99)             (103)             (301)            (287)               (101)
Amortization                         (10)               (9)              (28)              (9)                 (9)
-----------------------------------------------------------------------------------------------------------------
Operating income                      33                10               105               49                  48
Interest income                        6                 6                17               21                   7
Interest expense
   (including amortization
   of debt discount)                 (38)              (49)             (108)            (279)                (41)
Foreign exchange
   (losses)/gains, net                (1)                -                (8)              40                  (3)
Share of net income of
   affiliates                          4                 4                17               12                   7
Other, net                             -                 -                 1               (1)                  1
Income tax benefit/(charge)            1                 -                 1               (1)                  -
-----------------------------------------------------------------------------------------------------------------
Net income/(loss)                      5               (29)               25             (159)                 19
-----------------------------------------------------------------------------------------------------------------

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------
Free cash flow                        50                39               177              101                  64
Deduct cash paid for
   financial restructuring             -               (17)               (1)             (36)                  -
   charges
Add capital expenditure               60                50               173              177                  59
-----------------------------------------------------------------------------------------------------------------
Net cash provided by
   operating activities              110                72               349              242                 123
-----------------------------------------------------------------------------------------------------------------

Free cash flow is reported after cash paid for interest, net, and cash received for income taxes.

Supplementary cash flow information:
Cash paid for interest, net           34                39                75               100                 29
Cash received for income              (2)                -                (2)               (2)                 -
   taxes, net





The reconciliation items disclosed above for Combined Companies represent the items for the Predecessor Company for the six months ended June 30, 2004, prior to its financial restructuring, together with the items for the Reorganized Company for the nine months ended September 30, 2004.


--------------------------------------------------------------------------------
                                                      SEP. 30,          DEC. 31,
                                                          2005              2004
                                                 -------------------------------
                                                   REORGANIZED       REORGANIZED
                                                       COMPANY           COMPANY
--------------------------------------------------------------------------------
RECONCILIATION OF NET DEBT TO TOTAL LIABILITIES
--------------------------------------------------------------------------------
Net debt                                                 1,665             1,746
Cash and cash equivalents                                  260                68
--------------------------------------------------------------------------------
Total debt                                               1,925             1,814
Accounts payable                                           139                93
Other liabilities                                          455               424
Deferred taxes                                             105               105
--------------------------------------------------------------------------------
Total liabilities                                        2,624             2,436
--------------------------------------------------------------------------------


TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                                                THREE MONTHS
                                                                                              ENDED JUNE 30,
                                                                                                        2005
------------------------------------------------------------------------------------------------------------
RECONCILIATION OF HOUSEHOLD ARPU TO HOUSEHOLD ARPU
 (EXCLUDING IMPACT OF THE (POUND)16 MILLION VAT RECOVERY)
Consumer sales division revenue in the period                                             (pound)262 million
Average number of residential customers in the period                                              1,830,895
                                                                                         -------------------
Household ARPU                                                                                  (pound)47.72
                                                                                         -------------------

Consumer sales division revenue in the period                                             (pound)262 million
VAT recovery                                                                             (pound)(16) million
                                                                                         -------------------
Consumer sales division revenue (excluding(pound)16 million VAT                           (pound)246 million
recovery)
Average number of residential customers in the period                                              1,830,895
                                                                                         -------------------
Household ARPU (excluding impact of the (pound)16 million VAT recovery)                         (pound)44.86
                                                                                         -------------------

RECONCILIATION OF TELEVISION ARPU TO TELEVISION ARPU
(EXCLUDING IMPACT OF THE (POUND)16 MILLION VAT RECOVERY)
Consumer television revenue in the period                                                  (pound)98 million
Average number of television subscribers in the period                                             1,326,317
                                                                                         -------------------
Television ARPU                                                                                 (pound)24.72
                                                                                         -------------------

Consumer television revenue in the period                                                  (pound)98 million
VAT recovery                                                                             (pound)(16) million
                                                                                         -------------------
Consumer television revenue (excluding (pound)16 million VAT recovery)                     (pound)82 million
Average number of television subscribers in the period                                             1,326,317
                                                                                         -------------------
Television ARPU (excluding impact of the (pound)16 million VAT recovery)                        (pound)20.78
                                                                                         -------------------